Exhibit (a)(1)(L)

HCI Offer to Exchange Certain Outstanding Stock Options for New Stock Options

Election and Acceptance Confirmation Form

Employee Name:

Employee ID:

You recently elected to participate in the HCI Offer to Exchange Certain Outstanding Stock Options for New Stock Options (the “Exchange Offer”). We confirm with this Election and Acceptance Confirmation Form that we have accepted your election to participate and have canceled the eligible options you have properly tendered and not withdrawn pursuant to the Exchange Offer. The table below shows your eligible options that were submitted for exchange and the new options that were granted in their place. New option grant documents will be sent to you in a separate mailing.

If you have any questions, please send an email to OptionExchange@Hughes.com or contact Sandi Kerentoff by calling

301-428-5810.

Eligible Options				New Options
Option Grant Date	Shares Subject to Option Grant	Exercise Price (per share)	Option Expiration Date	Option Grant Date	Shares Subject to New Option	Exercise Price (per share)	Option Expiration Date
April 24, 2008	[ ]	$54.00	April 24, 2018	[April 16, 2009]	[ ]	$[ ]	[April 16, 2019]

Vesting Dates	Percentage Vesting	Vesting Dates	Percentage Vesting
April 24, 2010	50%	[April 16, 2011]	50%

April 24, 2011	25%	[April 16, 2012]	25%

April 24, 2012	25%	[April 16, 2013]	25%